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                                                                   Exhibit 10.36


                            JDA SOFTWARE GROUP, INC.

                                  AMENDMENT OF

                             STOCK OPTION AGREEMENT


         THIS AMENDMENT OF STOCK OPTION AGREEMENT (the "Amendment") is made by and between JDA Software Group, Inc., a Delaware corporation (the "Company"), and Brent W. Lippman (the "Optionee").


                                    RECITALS

         WHEREAS, on November 15, 1995, the Company granted to the Optionee an option to purchase 11,500 shares of the Company's common stock at an exercise price of $5.25 per share (the "Option"), which was evidenced by a Stock Option Agreement (the "Option Agreement"); and

         WHEREAS, the Company and the Optionee wish to amend the Option to provide for acceleration of vesting of any unvested shares subject to the Option upon the occurrence of certain events related to an acquisition of the Company, pursuant to the terms and conditions set forth below;


                                    AGREEMENT

         NOW, THEREFORE, the Company and the Optionee agree as follows:

         1.   Effective Date. This Amendment is effective as of May 22, 1998.

         2. Acceleration Upon Non-Assumption of the Option. In the event of a Transfer of Control (as defined below), the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), shall either assume the Company's rights and obligations under the Option or substitute for the Option a substantially equivalent option for the Acquiring Corporation's stock. In the event that the Acquiring Corporation fails to assume the Company's rights and obligations under the Option or substitute for the Option in connection with the Transfer of Control, and provided that the Optionee's employment with the Company has not been terminated by the Company for Cause and has not expired prior to such date, any unexercised portion of the Option shall be immediately exercisable and vested in full as of the date ten (10) days prior to the date of the Transfer of Control. An exercise of the Option that was permissible solely by reason of the acceleration of exercisability provided by this Amendment shall be conditioned upon the consummation of the Transfer of Control.


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         3.   Acceleration of Vesting. Notwithstanding any provisions of the
Option Agreement to the contrary, in the event of a Termination After Transfer of Control (as defined below), any unexercised portion of the Option shall be immediately exercisable and vested in full as of the date of the Optionee's termination of employment with the Company. Any exercise or vesting of the Option that was permissible solely by reason of this Amendment shall be subject to the provisions of Section 4 below.

              (a) Post-Termination Exercise. In the event of a Termination After Transfer of Control, the Option, to the extent unexercised by the Optionee on the later of (i) the date on which the Optionee's employment terminated and, if applicable, (ii) the termination of the Consulting Agreement (such later date, the "Termination Date"), may be exercised by the Optionee within three (3) months (or six (6) months if the Optionee is subject to restrictions on transfer to comply with "Pooling-of-Interests" accounting rules) following the Termination Date, but in any event no later than the expiration date set forth in the Option Agreement.

              (b) Escrow. In the event that the Termination After Transfer of Control results from the Optionee's resignation for Good Reason and such termination occurs within nine (9) months after the Transfer of Control, the Company may require that any certificates evidencing shares which were acquired upon an exercise of the Option that was permissible solely by reason of this Amendment be deposited with an agent designated by the Company under the terms and conditions of an escrow agreement reasonably approved by the Optionee and the Company. The escrow agent shall hold the certificates in order to secure the Optionee's agreement to continue in the full-time employ of the Company or its parent or successor for a period of up to nine (9) months following a Transfer of Control. Such employment shall be pursuant to an employment agreement ("Employment Agreement") reasonably acceptable to the Employee which shall provide in its essential terms (i) that Optionee shall continue to receive his salary and bonus at such rate and upon such terms as prior to the Transfer of Control; (ii) that Optionee's responsibilities shall not be diminished during the term of the Employment Agreement; (iii) that Optionee shall not be required to relocate during the term of the Employment Agreement; and (iv) such other terms as are consistent with maintaining Optionee's stature and responsibilities. While the certificates are held in escrow, the Optionee may direct the use (including without limitation the sale, transfer or other distribution for fair value) and voting of the shares represented by the escrowed certificates, although the escrowed shares (or the proceeds from the transfer thereof) may not be released from escrow until the expiration of the term of the Employment Agreement. The Company shall bear the expenses of any escrow established pursuant to this Amendment.

         4. Pooling of Interests Accounting. Notwithstanding anything in the Option Agreement and this Amendment to the contrary, no acceleration of exercisability or vesting of the Option shall occur pursuant to this Amendment in the event that (i) the Securities and Exchange Commission (the "SEC") asserts that such acceleration of exercisability or vesting precludes the use of "pooling of interests" accounting treatment of the Transfer of Control, (ii) the Transfer of Control is supported by the Board of Directors of the Company, and
(iii) the SEC


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will not reverse its position following reasonable persuasive efforts by the
Company. In the event that acceleration of exercisability or vesting of the Option is precluded as a result of this Section 4, the Company and the Optionee shall enter into the Consulting Agreement as soon as practicable following such determination.

         5. Section 4999 Limitation. This Section 5 shall apply only if the Optionee, on an after-tax basis, would receive more value under this Option after the application of this Section 5 than before the application of this
Section 5. For this purpose, "after-tax basis" shall mean a calculation taking into account all federal and state income and excise taxes imposed on the Employee, including (without limitation) the excise tax described in section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). If this
Section 5 is applicable, it shall supersede any conflicting provision of this Amendment and the Option Agreement.

              (a) Basic Rule. Options shall accelerate pursuant to the provisions of this Option Agreement, including without limitation those set forth in Sections 2 and 3 hereof, to the extent but only to the extent that such acceleration would not subject the Optionee to the excise tax described in section 4999 of the Code. All calculations required by this Section 5 shall be made by the independent auditors retained by the Company most recently prior to the Transfer of Control (the "Auditors"), based on information supplied by Company and Optionee, and shall be binding on the Company and the Optionee. All fees and expenses of such auditors shall be paid by the Company.

         6. Definitions. For purposes of this Amendment, the following terms shall have the meanings set forth below:

              (a) "CAUSE" shall occur if the Optionee's employment is terminated for any of the following reasons:

                   (i) Theft, dishonesty, or intentional falsification of any employment or Company records;

                   (ii) Improper disclosure of the Company's confidential or proprietary information; or

                   (iii) The Optionee's conviction (including any plea of guilty or nolo contendre) for any criminal act that impairs his ability to perform his duties for the Company.

              (b) "CONSULTING AGREEMENT" shall mean the Consulting Agreement in substantially the form attached hereto as Exhibit A.

              (b) "GOOD REASON" shall mean the occurrence of any of the following conditions, without the Optionee's written consent, which condition(s) remain(s) in effect twenty (20) days after written notice to the Company from Optionee of such condition(s):


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                   (i)   a material, adverse change in the Optionee's
responsibilities or duties, as measured against the Optionee's responsibilities or duties immediately prior to the Transfer of Control, causing the Optionee's position to be of materially less stature or responsibility; provided, that for purposes of this Amendment, a material, adverse change shall be deemed to occur if the Optionee no longer serves as Chief Executive Officer of a publicly-traded company reporting directly to the Board of Directors;

                   (ii) the relocation of the Optionee's work place for the Company to a location more than thirty (30) miles from the Optionee's work location prior to the Transfer of Control;

                   (iii) a failure to pay, or any reduction of the Optionee's base salary as in effect immediately prior to the Transfer of Control or the Optionee's bonus compensation in effect prior to the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Optionee); or

                   (iv)  any material breach of this Amendment by the Company.

              (c) An "OWNERSHIP CHANGE EVENT" shall be deemed to have occurred if any of the following occurs with respect to the Company:

                   (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

                   (ii) a merger or consolidation in which the Company is a party;

                   (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

                   (iv)  a liquidation or dissolution of the Company.

              (d) "TERMINATION AFTER TRANSFER OF CONTROL" shall mean the occurrence, within eighteen (18) months following a Transfer of Control, of either (i) termination of the Optionee's employment by the Company for any reason other than for Cause, or (ii) the Optionee's resignation for Good Reason. "Termination After Transfer of Control" shall not include any termination of the employment of the Optionee (i) by the Company for Cause; (ii) by the Company as a result of the disability of the Optionee; (iii) as a result of the death of the Optionee; or (iv) as a result of the voluntary termination of employment by the Optionee (other than for Good Reason).

              (e) "TRANSFER OF CONTROL" shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the "TRANSACTION") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the


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Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "TRANSFEREE CORPORATION(S)"), as the case may be.

         7.   Successors.

              (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Amendment and agree expressly to perform the obligations under this Amendment in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. Failure of the Company to obtain such agreement shall be a material breach of this Amendment. For all purposes under this Amendment, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Amendment by operation of law.

              (b) Optionee's Successors. All rights of the Optionee hereunder shall inure to the benefit of, and be enforceable by, the Optionee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Optionee shall have no right to assign any of his obligations or duties under this Amendment to any other person or entity.

         8. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Option Agreement shall remain in full force and effect.

         9. Applicable Law. This Amendment shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                            JDA SOFTWARE GROUP, INC.


                                            By:_________________________________


                                            Title:______________________________



                                            OPTIONEE:


                                            ____________________________________



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